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                                                                   EXHIBIT 23(c)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated January 19, 1999 (except for the Operating Segments Note, as to which the date is November 10, 1999), with respect to the consolidated financial statements of TRW Inc. included in the Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 1998, in the following Registration Statement Nos.: 333-48443 on Form S-3, 333-43931 on Form S-3, 33-61711 on Form S-3, 33-42870 on Form S-3,
333-27003 on Form S-8, 333-27001 on Form S-8, 333-20351 on Form S-8, 333-06633
on Form S-8, 333-03973 on Form S-8, 33-53503 on Form S-8, 33-29751 on Form S-8,
2-90748 on Form S-8 and 2-64035 on Form S-8.


                                                /s/ Ernst & Young LLP

Cleveland, Ohio
November 10, 1999